Exhibit 10.50

                    SECOND AMENDMENT TO LICENSING AGREEMENT


THIS SECOND AMENDMENT ("Amendment") to Licensing Agreement is dated this 11th day of June, 1997 by and between QVC, Inc. ("QVC") and Hydron Technologies, Inc. ("HTI").

                                   BACKGROUND

A. On or about December 6, 1993, QVC and HTI entered into a Licensing Agreement dated as of December 6, 1993 (the "License Agreement") and certain other agreements and documents executed pursuant thereto (collectively the "Other 1993 Documents").

B. By a certain First Amendment dated as of May 31, 1996 (the "First Amendment") QVC and HTI modified, in certain respects, their respective rights and duties under the License Agreement. Hereinafter, the License Agreement, as modified by the First Amendment, shall be referred to as the "Agreement". Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have the meanings ascribed to them in the Agreement.

C. Concurrently with the execution of the First Amendment, QVC and HTI executed certain other agreements and documents, a list of which is attached hereto as Exhibit "A" and incorporated herein by reference, which documents modified, in certain respects, and supplemented, the Other 1993 Documents (collectively, together with the Other 1993 Documents, the "First Amendment Documents").

D. Subsequent to the execution and delivery of the First Amendment and Other First Amendment Documents, QVC has indicated to HTI that it would not make the minimum purchases required to renew the term of the Agreement, and has requested HTI to waive such minimum purchase requirement and extend the term of the Agreement.

E. Subsequent to the execution of the First Amendment and the Other First Amendment Documents, HTI established a customer service telephone toll free number (together with all similar numbers established by HTI or its affiliates, if any, collectively, the "Toll Free Number") which HTI has promoted on the Programs.

F. QVC has a policy of refraining from the sale or lease of the names, addresses and identities of its customers and of prohibiting any third parties outside the control of QVC from using the names, addresses or identities of such customers for any reason whatsoever, including without limitation, the solicitation of sales (the "Policy").

G.       QVC actively publicizes the Policy to its customers.

H. QVC and HTI have agreed to further modify the Amendment in certain respects.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, QVC and HTI agree as follows:

         1. Amendments. The Agreement is hereby amended as follows:

                  (a) Paragraph I (a) is hereby amended and restated in its
                      entirety as follows:

                  1 (a) HTI grants to QVC, and QVC accepts, the following license, rights and privileges (the "License"): (i) the exclusive rights (both for itself and through any Affiliate, provided that QVC remains obligated under, and each affiliate agrees in writing to be bound by the terms of this Agreement) in the Territory (as hereinafter defined) to Promote or cause others to Promote the Consumer Products via all means and media (except Prestige Retail Channels of Distribution (as hereinafter defined) and Catalogs (as hereinafter defined) and (ii) the exclusive right, in the Territory, to use, publish, reproduce and broadcast the Copyrights and the Trademarks via such means and media in conjunction with such activities. For purposes of this Agreement, "Consumer Products" shall mean all now existing or hereafter developed products utilizing Hydron polymer technology which are or will be available to consumers, not including prescription drugs, nonprescription drugs, medical devices, and products specifically targeted to with benefits geared solely for the health care field (e.g., hand lotion to prevent irritation or allergic reaction with the use of latex gloves), ocular products, drug delivery systems, and the products and fields set forth in the annexed Exhibit "A". Nothing herein shall be construed to prohibit the development, production, marketing, distribution and/or sale of products containing Hydron polymers by HTI to: (A) the health care field (i.e., hospitals, other institutional customers, and individual health care providers such as doctors, dentists and nurses) and (B) shareholders (whether of record or beneficial) of HTI, for personal use and resale, provided that the same are not resold by means of Direct Response Television. Hereinafter, the Consumer Products shall sometimes be referred to as the "Products" or "Merchandise". The "Territory" shall mean North America, South America and Central America. "Prestige", Retail Channels of Distribution" shall mean traditional department (e.g., J.C. Penney) and specialty stores, specialty boutiques, and beauty salons, but shall exclude all other channels of distribution, including without limitation, discount stores, drug stores, warehouse stores, superstores, and retail outlet stores. "Catalog" shall mean printed promotional materials offering Consumer Products for sale to consumers (other than direct response print advertisements for Consumer Products in third party publications), including supplements, amendments and additions thereto, consisting of one or more pages, in tangible or electronic form, including Internet sites, which contains a listing or schedule of one or more products with descriptions thereof, who may purchase Consumer Products listed in a Catalog by mail, telephone, facsimile, e-mail and the aforementioned Internet sites; Catalog Sales include sales generated from product sampling in stadium or arena signage and advertising and radio advertising for any such Catalogs, sports "half-time reports," and the promotion through the aforementioned Internet sites of Hydron's catalogs. Nothing in this provision shall be construed to prevent HTI from advertising the availability of its catalog through printed advertisements. QVC and HTI acknowledge and agree that Consumer Products integrating Hydron Polymer technology shall only be Promoted under the "Hydron" trademark.

                  (b) Paragraph 3(a) is amended and restated in its entirety as follows:

         3. (a) (i) The initial term of this Agreement shall commence upon September 1, 1993 and end on May 31, 1997. The first renewal term of this Agreement shall commence upon June 1, 1997 and end upon May 31, 1999 (the "First Renewal Term"). Upon the expiration of the First Renewal Term, this Agreement shall automatically continually renew for additional two (2) year terms (each, a "Renewal Term") unless: (i) during the applicable Renewal Term, Net Purchases (as defined below) were less than the applicable Minimum Amount (as defined below); (ii) HTI provides QVC with written notice, during the thirty (30) day period following the last day of any Renewal Term, of HTI's intent to terminate the Agreement unless QVC cures such deficiency; and (iii) QVC fails to cure such deficiency by the thirtieth (30th) day following the receipt of such notice by QVC. The "Minimum Amount" shall mean Thirty Million Dollars ($30,000,000) with respect to the First Renewal Term, and, with respect to each Renewal Term thereafter, one hundred twenty (120%) percent of the Minimum Amount applicable to the immediately preceding two (2) year term. "Net Purchases" shall mean the aggregate of all Purchase Orders for Products issued by QVC or any of its affiliates (except Purchase Orders issued by the joint venture formed by QDirect Ventures, Inc. and Hydron Direct, Inc. as of May 31, 1996 ("Hydromercial Partners") for the purpose of promoting the Consumer Products by means of a certain infomercial, as the same may be modified from time to time) to HTI during the applicable period, exclusive of credits, returns, allowances, taxes, freight, shipping and handling charges, provided that such Purchase Orders are paid in accordance with their terms.

                           (ii) Notwithstanding the foregoing, in the event
that Net Purchases during the period from June 1, 1997 until May 31, 1998 do not equal or exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000), this Agreement shall terminate, provided that (i) HTI provides QVC with written notice, no later than July 1, 1998, HTI's intent to terminate the Agreement unless QVC cures such deficiency by

August 1, 1998; and (ii) QVC does not issue additional Purchase Orders by the thirtieth (30th) day following the receipt of such notice by QVC (the "Deadline Date") such that Net Purchases for the period from June 1, 1997 through the Deadline Date equal or exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000). Any Purchase Order(s) issued for the purpose of curing any deficiency in the applicable Minimum Amount shall be included in calculating Net Purchases solely for the period in which such deficiency occurred.

           (iii) Notwithstanding the foregoing, in the event that Net Purchases during the first one year period of any Renewal Term of this Agreement (each, an "Interim Period") do not equal or exceed forty-two (42%) percent of the applicable Minimum Amount (the "Minimum Interim Amount"), this Agreement shall terminate, provided that (i) HTI provides QVC with written notice, no later than thirty (30) days following the last day of the Interim Period, of HTI's intent to terminate the Agreement unless QVC cures such deficiency; and (ii) QVC does not cure such deficiency by the thirtieth (30th) day following the receipt of such notice by QVC. Any Purchase Order(s) issued for the purpose of curing any deficiency in the applicable Minimum Amount shall be included in calculating Net Purchases solely for the period in which such deficiency occurred.

                  (c) Paragraph 5(c) of the Agreement is hereby supplemented by the following language to be inserted at the end of paragraph 5(c):

                           Notwithstanding the foregoing, no royalties shall
accrue on any Net Sales achieved through Prestige Retail Channels of Distribution during the period commencing on the effective date of this Second Amendment and ending on the date Net Purchases made after May 31, 1997 reach Twelve Million Five Hundred Thousand Dollars ($12,500,000).

         2. The Agreement is hereby supplemented by the addition of the following new paragraphs:

                  27. (a) For purposes of this Agreement, "QVC Confidential Information" means all names, addresses and identities of any individuals that have purchased products from QVC at any time during the term of this Agreement except (i) any such individuals who contacted HTI prior to June 1, 1997-, (ii) individuals included in any customer list purchased by HTI from any third party; (iii) any customers of QVC who independently contacted HTI in response to any promotion of any Catalog authorized by this Agreement; and (iv) any customer of QVC who purchased products, including without limitation, Consumer Products, from HTI prior to purchasing any Consumer Products from QVC.

                           (b) HTI shall not use or disclose any QVC
Confidential Information to any person or entity whatsoever at any time during the term of this Agreement or thereafter. HTI shall use not less than the same degree of care to avoid disclosure of such QVC Confidential Information as HTI uses for HTI Confidential Information. HTI shall use reasonable efforts to ensure that QVC Confidential Information and all materials relating to QVC at the premises of HTI or in the control of HTI shall be stored at locations and under such conditions as to prevent the use and unauthorized disclosure or duplication of such information and materials.

                           (c) The restrictions on disclosure of QVC
Confidential Information shall not apply to any QVC Confidential Information which: (i) is independently developed by HTI or its affiliated companies or lawfully received free of restriction from another source having the right to so furnish such information including any customer lists obtained by HTI other than as a result of its relationship with QVC pursuant to this Agreement; (ii) becomes generally available to the public without breach of this paragraph 27 by HTI or its affiliated companies; (iii) at the time of disclosure to HTI was known to such party or its affiliated companies free of restriction; or (iv) HTI is required to disclose pursuant to subpoena or other governmental mandatory process provided that before making such disclosure HTI shall give QVC adequate opportunity to interpose an objection or take action to assure confidential handling of such QVC Confidential Information.

                           (d) All QVC Confidential Information disclosed to or
compiled by HTI, whether in tangible or intangible form, shall be and remain property of QVC. All such QVC Confidential Information in tangible form shall be returned to QVC promptly upon written request and shall not thereafter be retained in any form by HTI. The rights and obligations of the parties under this Confidentiality Agreement shall survive any such return of Confidential Information.

                           (e) HTI agrees to: (i) maintain accurate books and
records with respect to: (A) all telephone calls to and from the telephone lines used in connection with the Toll Free Number and (B) the names and addresses of all individuals to whom HTI has sold any products, including without limitation Consumer Products at its address set forth in the first paragraph of this Second Amendment; (ii) inquire of each caller to the Toll Free Number the source (if any) from which such caller became aware of the Consumer Products; and (iii) maintain accurate written records of each caller's response to such inquiry.

                           (f) HTI agrees to refrain from the use and
disclosure of any Confidential Information during the term of this Agreement and thereafter for any purpose whatsoever. Upon the expiration or termination of this Agreement, an independent third party shall conduct a comparison of all names, addresses and other data compiled by HTI concerning its customer base and the customer names contained in the database of QVC (a "Reconciliation"). In the event that such Reconciliation reveals names and/or addresses common to QVC and HTI, then in such event, such names shall be purged from the database of HTI, provided that,
(i) such customers contacted HTI after March 1, 1997, (ii) such customers purchased Consumer Products from QVC prior to purchasing products, including Consumer Products from HTI; (iii) such customers were not included in any customer list purchased by HTI from any third party unless such customers are identified in subparagraph (ii) above; or (iv) such customers independently contacted HTI in response to any promotion of any Catalog authorized by this Agreement unless such customers are identified in subparagraph (ii) above.

                           (g) Notwithstanding anything to the contrary
contained in this Agreement, subsequent to the expiration or termination of this Agreement, HTI is free to sell to any and all of such purged customers only if such purged customers independently contact HTI, whether as the result of HTI's advertising, marketing or otherwise following the expiration or termination of this Agreement.

                           (h) HTI represents that as of March 1, 1997, it has
compiled not more than 50,000 names in its customer database, that such names are the result of its promotional efforts described in paragraph 27(i) below, and that not more than 10,500 names in its database are customers of QVC. HTI further represents that as of the date hereof, HTI has sold products to not more than 8,000 individuals. HTI further represents that it has no information in its possession regarding the names, addresses and identities of QVC's customers as of the date hereof, except (A) any names it may have in its possession as a result of unsolicited calls to HTI from QVC's customers and (B) approximately 280 names delivered to HTI by QVC for the purpose of implementing a continuity promotion conducted by Hydromercial Partners. Hydron further represents that the names, addresses and identities of its customers are contained in, and will continue to be compiled and maintained in its database located at its headquarters. HTI further represents that it has not maintained records that would allow HTI to determine the whether any of the customers in its database were or are QVC customers. QVC acknowledges that the absence of such information shall not constitute a breach of this Agreement.

                           (i) HTI represent that its promotional efforts with
respect to Consumer Products have been limited to: (a) advertisements and sampling programs which took place in stadiums and sports arenas, (b) advertisements placed in national magazines, Exito (Spanish language newspaper published in Miami, Florida), USA Today (national newspaper) and on the Internet for its Catalog, (c) the mailing of its Catalog to (i) its shareholders, (ii) individuals whose names it obtained from American Express,
(iii) season ticket holders for the Miami Dolphins and

Miami Heat; (iv) individuals who responded to advertisements referenced in
(i)(a) and (b) above and (v) radio advertising on WIOD (Hollywood, Florida) and
(d) the promotional efforts described in Exhibit "B" attached hereto and incorporated herein by reference. HTI has disclosed to QVC and QVC acknowledges that HTI has sent not more than 10,500 Catalogs to QVC customers, which customers contacted HTI as a result of the mention of the Toll Free Number on the Programs prior to the date of this Agreement, or otherwise.

                           0) QVC shall not have any liability or
responsibility for errors or omissions in, or any business decisions made by HTI in reliance on, any QVC Confidential Information.

                           (k) HTI acknowledges that the QVC Confidential
Information is valuable and unique and that any breach by HTI of its obligations under this paragraph 27 would result in irreparable harm to QVC and that monetary damages would be insufficient to compensate QVC for such breach. In the event of any breach of this paragraph 27 by HTI, QVC will be entitled to immediate injunctive relief by any court of competent jurisdiction in addition to any other relief to which QVC may be entitled. HTI further acknowledges that any breach of this paragraph 27 with respect to the Confidential Information would diminish the credibility of the Policy and damage the reputation of QVC. Notwithstanding the foregoing, if QVC learns of any isolated incident which appears to constitute an intentional breach of this paragraph 27 and provided that such incident involves less than ten (10) customer names during any six
(6) month period, QVC agrees to provide HTI with notice of such incident and the opportunity to provide QVC with evidence that Such incident does not constitute a breach of this Agreement, no later than ten (10) business days following the receipt of such notice by HTI, prior to the enforcement of its rights pursuant to this Agreement.

                           (l) For purposes of allowing QVC to verify HTI's
compliance with this paragraph 27, HTI grants to QVC the right to audit the records of HTI maintained pursuant to paragraph 27, once annually during the term of this Agreement and the two (2) year period thereafter, during the hours of 9:00 a.m. until 5:00 p.m., local time, at QVC's expense provided that QVC has notified HTI of its intention to conduct such an audit at least thirty (30) days in advance. HTI agrees that within the thirty (30) days following the execution of this Amendment, a designee of QVC may review HTI's database to verify the representations and warranties made by HTI pursuant to this Amendment, and that in the event that any such representations are found to be materially untrue, QVC shall have the right, but not the obligation, to nullify this Amendment, at its sole option. With respect to HTI's representation regarding the number of customers in its database, the number of individuals to whom it has sold Consumer Products, the number of names in its database who may be customers of QVC, and the number of names in its database who may be customers of QVC who received Catalogs, any representation that is demonstrated to exceed the number of names represented by more than ten percent (10%) of such number as of the date such representation was made, shall be considered materially untrue.

                  28.      QVC agrees that it shall:

                           (a) devote four (4) hours per calendar month to the
                               Promotion of

Consumer Products, which hours shall include one regularly-scheduled Program per calendar month of two (2) hours in duration (the "Scheduled Hours"), on the tenth (10th) of each month from 6:00 p.m. to 8:00 p.m. eastern time, or during equal or better time, provided, however, that QVC shall have the right to terminate its obligations under this paragraph 28(a) upon ninety (90) days written notice to HTI;

                           (b) conduct three (3) sample test programs for
Consumer Products to be selected by HTI and QVC, which programs shall consist of (i) the purchase by QVC of samples of Consumer Products at a price equal to the sum of (A) one hundred and ten percent (110%) of HTI's direct cost of such Products ("Direct Cost") and (B) five percent (5%) of Direct Cost; (ii) the shipping of such samples to individuals designated by QVC; and (iii) the monitoring of sales of Consumer Products by QVC arising as a result of the foregoing. QVC shall make reasonable efforts to conduct the above-described sample programs within the three (3) month period following the execution of this Amendment.

                  29.      HTI agrees that it shall:

                           (a) Refrain from promoting any Toll Free Number, any
Catalog and any Internet site on the Programs.

                           (b) Commencing as of June 1, 1997, HTI agrees to
refrain from soliciting QVC customers for sales, even if QVC customers call any Toll Free Number and will to refrain from adding such customers to HTI's database unless such customers request a catalog from HTI. Notwithstanding anything to the contrary set forth in this Agreement, HTI, however, shall not be prohibited from selling any products through Prestige Channels of Distribution and Catalogs, to QVC customers who are in possession of an HTI catalog or who independently contact HTI for the purpose of purchasing Consumer Products or from promoting its Catalog as authorized by this Agreement.

                  30. Notwithstanding anything to the contrary contained in this Agreement, QVC acknowledges that there are none, and shall be no restrictions imposed by QVC on HTI, Harvey Tauman, or Charles Fox in connection with the means of promotion of HTI catalogs, so long as such promotion does not violate this Agreement including without limitation, paragraph 6 of this Agreement.

         3. Ratification of Existing Agreements. Except as expressly modified by this Second Amendment, all agreements entered into between QVC and HTI and or their respective affiliates, as amended through the date hereof, including without limitation, the Agreement and the Other First Amendment Documents shall remain in full force and effect, and QVC and HTI each hereby ratify their respective representations, warranties, covenants, and other obligations thereunder.

         4. Representations and Warranties.

                  (a) Each of HTI and QVC represent, warrant and covenant, that: (i) it possesses the full power and exclusive right to enter into this Agreement; (ii) the execution, delivery and performance of this Amendment does not violate any agreement to which it is a party or any instrument, judgment, order or award of any court or arbitrator or any applicable law, rule or regulation; (iii) all of the representations, warranties and covenants set forth in the Agreement are true and correct as of the date hereof The representations, warranties and covenants set forth in this Amendment, as well as any terms of the Agreement which by their nature imply survivorship, shall survive the expiration or termination of this Agreement. Each of QVC and HTI shall provide the other with any and all documents reasonably required or requested by QVC at any time and from time to time to support the representations and warranties contained in this Amendment and in the Agreement.

         5. Effectiveness. This Amendment shall become effective upon the execution of this Amendment by a duly authorized representative of each of QVC and HTI.








                     [THIS SPACE INTENTIONALLY LEFT BLANK]

6. Counterparts. This Amendment may be executed in counterparts, which, taken together, shall constitute one and the same Amendment.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Second Amendment as of the date first above written.

QVC, Inc.                                           Hydron Technologies, Inc.

By: /s/ Neal S. Grabell                             By: /s/ Harvey Tauman
   ----------------------                              -----------------------
                                                        Harvey Tauman
Its: Sr. Vice President                                 President
    ---------------------

Acknowledged and agreed to:
as to par. 30 only


/s/ Harvey Tauman
------------------
Harvey Tauman
Date: 6/11/97

                                  EXHIBIT "A"
                              Other 1993 Documents
                                 (See Attached)

                               Closing Documents


1. Amendment to Licensing Agreement dated December 6, 1993 by and between QVC and HTI

         a) Exhibit "A"

         b) "Schedule 1";

2.       Letter Agreement dated July 22, 1996 between QVC and HTI;

3. Exercise Notice, Series "A" Warrant dated as of May 31, 1996 executed by QVC, Inc. (200,000 shares of HTI common stock, par value $.01/share);

4. Warrant Certificate, Series "A" Warrant dated as of December 6, 1993 executed by HTI in favor of QVC (200,000 shares of HTI common stock, par value $.01/share);

5. Exercise Notice, Series "B" Warrant dated as of May 31, 1996 executed by QVC, Inc. (300,000 shares of HTI common stock, par value $.01/share);

6. Warrant Certificate, Series B Warrant dated as of December 6, 1993 executed by HTI in favor of QVC (300,000 shares of HTI common stock,'par value $.01/share);

7. Check dated July 19, 1996 drawn on the account of QVC payable to the order of HTI in the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00);

8. Warrant Purchase Agreement dated as of May 31, 1996 by and between QVC and HTI;

9. Series "C" Warrant dated as of May 31, 1996 executed by HTI in favor of QVC (250,000 shares, HTI common stock, par value $.01/share);

10. Termination Letter dated as of May 31, 1996, executed by DTR in favor of QVC;

HYDRON TECHNOLOGIES, INC.

Scheduled Events: Charity and Community Involvement


===================================================================================================================
Date/Time/            Event Name and                      Date/Time/ Place               Event Name and
Place                 Coordinators                                                       Coordinators
===================================================================================================================
February 15,          Miss Boca Raton                     March 9, Sunday at             Comprehensive AID's
Saturday at           Scholarship Pageant                 11:30a.m., Boca Center         Program 4th Annual Saks
7:00p.m,              The Elks Lodge/Boca                 Marriott, Military Trail,      Fifth Avenue Fashion
Olympic               Ballet/Miss America                 Boca                           Luncheon Event
Heights
Performing Arts       Audience: 850                                                      Audience:  300
Theater, Boca
Raton
-------------------------------------------------------------------------------------------------------------------
February 19,          Hall of Champions,                  March 18, Tuesday at           Boca Hoops Youth
Wednesday at          Greater Miami                       FAU Gymnasium, Glades          Basketball Program
6:00p.m., Miami       Chamber of                          Rd, Boca
Airport Hilton        Commerce, 1997                                                     Audience:  500
& Towers, 1501        Lifetime Contribution
Blue Lagoon           to Sports
Dr., Miami
                      Audience:  500
-------------------------------------------------------------------------------------------------------------------
February 27,          Marlboro Grand Prix                 April 2, Wednesday at          The South Florida Chapter
Thursday,             of Miami Charity                    6:00p.m., Fontainebleau        of the American Society
6:30p.m.              Celebration                         Hilton Hotel, Miami, FL        for Technion Israel
Vizcaya, Miami,                                                                          Institute of Technology
                      Audience:  500
                                                                                         Audience:  115
-------------------------------------------------------------------------------------------------------------------
                                                          May 3-4, Sat & Sun.
                                                          Shell, Sea & Air Show
                                                          Ft. Lauderdale, FL
-------------------------------------------------------------------------------------------------------------------